Exhibit 107.1

Form S-8
(Form Type)
ACADEMY SPORTS AND OUTDOORS, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share, to be issued under the Academy Sports and Outdoors, Inc. 2020 Employee Stock Purchase Plan (the “Plan”)	Other(2)	1,000,000	$37.01(2)	$31,458,500	(2)	$92.70 per $1,000,000	$2,917.00
Total Offering Amounts					$31,458,500			$2,917.00
Total Fee Offsets								$0.00
Net Fee Due								$2,917.00

(1)
Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”), also includes additional shares of Common Stock, par value of $0.01 per share (“Common Stock”) of Academy Sports and Outdoors, Inc. (the “Company”) in respect of the securities identified in the above table that may become issuable through the Plan as a result of any stock dividend, stock split, recapitalization or other similar transactions.

(2)
Estimated in accordance with Rule 457(h) based on a 15% discount from the average of the high and low prices of the Company’s shares of Common Stock on The Nasdaq Stock Market LLC on March 25, 2022, such discount representing the maximum permissible discount offered pursuant to the Plan.